EXHIBIT 10.2

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the “Amendment”) is executed on this July 3, 2025 (the “Effective Date”), by and between Sandra Boenisch (hereinafter referred to as “Employee”) and Anavex Life Sciences Corp. (together with its subsidiaries, the “Company”). Employee and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Employee and Anavex Life Sciences Corp. executed a certain employment agreement dated September 17, 2015, with an effective date of October 1, 2015 (the “Original Agreement”); an Amended and Restated Employment Agreement dated October 4, 2017, with an effective date of October 1, 2017 (the “Amended Agreement”); Amendment No. 1 to the Amended Agreement dated February 4, 2020, with an effective date of March 1, 2020; and Amendment No. 2 to the Amended Agreement dated February 28, 2022, with an effective date of March 1, 2022 (collectively “Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement as described below, but to otherwise maintain in effect in full all other terms of the Employment Agreement; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

AMENDMENT

1.       ADOPTION OF RECITALS. The Parties adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Amendment.

2.       SECTION 1. The Parties agree that Section 1(a) of the Employment Agreement shall be amended and restated as follows:

(a)	Employment. This Agreement, which commenced on October 1, 2015, shall continue indefinitely until terminated in accordance with the provisions of this Agreement. Employee’s period of employment shall be referred to as the “Employment Period.” Employee’s initial hire date of October 1, 2015, will be recognized for all statutory purposes pursuant to the British Columbia Employment Standards Act (the “ESA”).

3.       SECTION 3. The Parties agree that Sections 3(a) and 3(d) of the Employment Agreement shall be amended and restated as follows:

(a)	Base Salary. During the Employment Period, Company shall pay to Employee an annual base salary (“Base Salary”) of Two Hundred Seventy-Nine Thousand Eight Hundred Forty Canadian Dollars and Zero Cents ($279,840.00 CAD) payable by Company and payable in accordance with Company’s payroll schedules throughout the term of such employment, subject to the provisions of Section 5 hereof (governing Terminations), and subject to any applicable tax and payroll deductions; provided, however, that in Company’s sole discretion, based on factors such as the market and Employee’s job performance, salary increases may be made. There, however, is never a guarantee of an increase in Base Salary. Salary decreases may be made through a written modification of this Agreement executed and signed by the Parties.

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(d) Fringe benefits.

(i)          Business Expenses. During the Employment Period, Company shall pay for directly or reimburse Employee for all reasonable, customary and necessary business-related expenses incurred by Employee in connection with the duties of Employee hereunder, upon submission by Employee to Company of such written evidence of such expense as Company may require. Any disputes as to the eligibility of an expense for reimbursement shall be resolved in the sole discretion of the Board.

(ii)          Paid Time Off (Vacation). During the Employment Period, Company agrees that Employee shall earn three (3) weeks (15 business days) of Paid Time Off (“PTO”) per calendar year to be used as vacation and includes Employee’s statutory vacation entitlement under the ESA. Vacation time must be taken at such times as is mutually convenient to Employee and Company, and subject to Company’s operational and business requirements. Vacation days must be taken and cannot be banked, deferred, carried over, or paid out except as strictly required by the ESA.

(iii)         Employee shall further be entitled to paid statutory holidays and authorized leaves (paid and unpaid) in accordance with the ESA and the policies of Company then in effect for similarly situated employees, including but not limited to an additional week (5 business days) of paid time off.

(iv)         Vacation Pay. Employee will be paid vacation pay in the amount of six (6) percent of all wages earned in the previous year. Vacation pay will be paid through installments on Company’s regular payroll cycle.

(v)          Long-Term Compensation. If Anavex Life Sciences Corp. (“Parent”) is subject to a Change in Control (as defined below), then 100% of any remaining unvested shares subject to an option granted to Employee will become immediately vested and exercisable except to the extent such options are assumed, converted or substituted by the surviving or acquiring entity (as determined in accordance with the Anavex Life Sciences Corp. 2022 Omnibus Incentive Plan (the “2022 Plan”)). Such options and any shares received upon exercise of the options shall otherwise remain subject to the terms and conditions of the 2022 Plan and the applicable award agreement entered into thereunder. “Change in Control” means the consummation of any of the following events:

(1)       The acquisition, other than from Parent, by any individual, entity, or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Parent or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act of 1933), or employee benefit plan of Parent, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Voting Securities”); or

(2)       A reorganization, merger, consolidation, or recapitalization of Parent (a “Business Combination”), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by individuals, entities, or groups, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (collectively, “Persons”) who, immediately prior to the Business Combination, were the holders of the Voting Securities; or

(3)       A complete liquidation or dissolution of Parent, or a sale of all or substantially all of the assets of Parent; or

(4)      During any period of 24 consecutive months, the Incumbent Directors cease to constitute a majority of the Board of Directors of Parent (the “Parent Board”). “Incumbent Directors” means individuals who were members of the Parent Board at the beginning of such period or individuals whose election or nomination for election to the Board by the stockholders of Parent was approved by a vote of at least a majority of the then Incumbent Directors (but excluding any individual whose initial election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors).

(vi)          Nothing paid to Employee under any of Company Plans or fringe benefit arrangements shall be deemed to be in lieu of Base Salary payable to Employee hereunder.

(vii)        Recovery of Incentive Compensation. Notwithstanding anything herein to the contrary, Employee agrees that incentive compensation payable to Employee under this Agreement or otherwise shall be subject to any clawback policy adopted or implemented by Company in respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations and listing standards as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation, listing standard, or Company policy.

(viii)        Discretionary Bonus. During the Employment Period, Employee may, at the sole and absolute discretion of the Board of Directors (with suggestions from the Compensation Committee), be eligible to receive an annual discretionary bonus of up to twenty percent (20%) of Employee’s Base Salary, subject to any applicable tax and payroll deductions and subject to the provisions of Section 5 hereof (governing Terminations). Any such bonus is not guaranteed, and Employee’s eligibility will be determined based on a variety of factors, including, but not limited to, the Company’s overall performance during any given year, the Employee’s individual job performance during any given year, and/or other relevant business considerations as determined by the Company in its sole discretion. The amount, timing, and conditions of any bonus payment shall be determined by the Company and may be modified or withheld at any time. Receipt of a bonus in any year does not guarantee or imply entitlement to a bonus in any subsequent year. To be eligible to receive any bonus, Employee must be actively employed by the Company and in good standing on the date the bonus is paid.

4.       SECTION 4. The Parties agree that Section 4 of the Employment Agreement shall be amended and restated as follows:

4.	Termination.

(a) Termination for Cause. Company may terminate this Agreement and Employee’s employment for cause by providing a Notice of Termination to Employee with an immediate Date of Termination in accordance with Section 4(d)(i) below. For purposes of this Agreement “cause” refers to cause as defined under the common law, including but not limited to willful misconduct regarding non-trivial matters.

(b) Termination by Company without Cause. Company may terminate this Agreement and Employee’s employment without cause by providing a Notice of Termination to Employee that includes a Date of Termination (which may be immediate). In such event, Company shall provide and Employee shall be entitled to receive the notice, payments, benefits, and/or entitlements set out in Section 4(d)(ii).

(c) Termination by Employee. Employee may terminate this Agreement and Employee’s employment by providing a Notice of Termination to Company with a Date of Termination calculated as thirty (30) days from the date the Notice of Termination is provided.

(d) Obligations Upon Termination.

(i) Termination for Cause. In the event that Employee’s employment is terminated pursuant to Subsection 4(a), then Company shall pay to Employee an amount equal to the Base Salary, vacation pay, and any other accrued unpaid compensation fully earned by and payable to Employee up to the Date of Termination. Employee shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits, or any damages whatsoever, except as may be required by the ESA. Participation in all equity or profit participation plans (if any) terminates immediately upon the Date of Termination and Employee shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as required by the ESA. Any outstanding stock option or other stock awards held by Employee as of the Date of Termination shall be subject to the terms of the applicable plan documents.

(ii) Termination by Company without Cause. In the event that Employee’s employment is terminated pursuant to Subsection 4(b), then the following shall apply:

(1)       Company shall pay to Employee an amount equal to the Base Salary, vacation pay, and any other accrued unpaid compensation fully earned by and payable to Employee up to the Date of Termination; and Company shall provide to Employee the greatest of: (a) the minimum notice of termination, or payment in lieu of notice of termination, and other minimum entitlements required by the ESA; or (b) 30 days’ notice of termination, or Base Salary in lieu thereof, and twelve (12) months of Base Salary as severance. Provided, however, that this Section 4(d)(ii) will be subject to any requirement under the ESA to pay to Employee the portion of such payments that constitutes Employee’s minimum entitlements in a lump sum within the prescribed time period under the ESA.

(2)       Further, any outstanding stock option or other stock awards vesting in the contract year of Termination held by Employee as of the Date of Termination shall immediately vest and become exercisable.

(3)      Payments to Employee, assuming such payments exceed Employee’s minimum entitlements pursuant to ESA, will be dependent upon Employee signing a full and final release, acknowledging that the payment is inclusive of, and satisfies all of Employee’s entitlements pursuant to applicable legislation, contract, common law and equity, and will release Company (including all current and former parent, subsidiary, related, and affiliated corporations and divisions, and all of its and their current and former officers, directors, agents, employees, successors, and assigns) from any and all actions, causes of actions, proceedings, claims, demands, or complaints, including, without limitation, any claims in respect of Employee’s hiring by, employment with, and termination of employment with Company, and any human rights claims. However, and in any event, Employee shall not be provided with less than Employee’s minimum entitlements pursuant to the ESA. Accordingly, if Employee refuses to sign a full and final release, Employee will be entitled to only such minimum notice of termination, or payment in lieu of notice of termination, and other minimum entitlements required by the ESA.

(iii) Termination by Employee. In the event that Employee’s employment is terminated pursuant to Subsection 4(c), then Company shall pay to Employee an amount equal to the Base Salary, vacation pay, and any other accrued unpaid compensation fully earned by and payable to Employee up to the Date of Termination, and Employee shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, or any damages whatsoever. Company may opt to accept Employee’s resignation and have Employee cease providing services to Company prior to the expiration of the thirty (30) day notice-period. If Company waives the thirty (30) day notice-period, the Date of Termination shall be deemed to occur on the final date Employee actually provided services to Company.

(iv) Employee’s Duties During Notice and Return Company Property. Prior to the Termination Date, Employee shall (i) assist with the transition of Employee’s duties to ensure that all Company financial commitments are properly addressed; and (ii) surrender to Company or as Company may direct, all property, books, and records of Company then in the custody, possession, or control of Employee, and as further described in Section 7 of this Agreement.

(e) Notice of Termination. A “Notice of Termination” to effectuate a termination under Section 4 shall be made in accordance with the Notice provision defined in Section 6. For purposes of this Agreement, a Notice of Termination shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that Company, at its option, may elect to have Employee not report to work after the date of the written notice.

(f) Date of Termination. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the provisions of this Section 4.

5.         SECTION 15. The Parties agree that Section 15 of the Employment Agreement shall be amended and restated as follows:

15.       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia without regard to conflicts of law. The Parties expressly agree to the exclusive jurisdiction of the Courts of the Province of British Columbia.

6.        FULL FORCE AND EFFECT. Except as expressly amended herein, all other terms and provisions of the Employment Agreement are hereby incorporated by reference herein, are in full force and effect and are hereby ratified and confirmed in all respects. The Parties mutually acknowledge and agree that any and all other prior agreements, offer letters or contracts between Employee and Company are declared null and void with no legal effect as of the date this Amendment is executed by the Parties.

7.          FURTHER AMENDMENTS. The Employment Agreement shall further be amended wherever appropriate to reflect the changes indicated above.

8.        RIGHT TO REVIEW AND TO SEEK COUNSEL. Employee acknowledges that K&L Gates LLP represents only Company in this Amendment and does not represent the interests of Employee and has not advised Employee in connection with this Amendment. Employee further acknowledges that Employee has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Amendment, and Employee represents and warrants to Company (a) that Employee has sought such independent counsel and advice as Employee has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that Employee has not relied on any representation of Company as to tax matters, or as to the consequences of the execution hereof.

9.         GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the Province of British Columbia without regard to conflicts of law.

10.       HEADINGS AND CAPTIONS. The titles and captions of paragraphs and subparagraphs contained in this Amendment are provided for convenience of reference only, and shall not be considered terms or conditions of this Amendment.

11.       VALIDITY. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.

12.      COUNTERPARTS. This Amendment may be executed in one or more counterparts, by DocusSign or electronically, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. For purposes of legal enforcement of this Amendment (i.e., by a court of law or equity or in arbitration), a copy or scanned version of this Amendment shall constitute an original.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on July 3, 2025, with an effective date of July 3, 2025.

ANAVEX LIFE SCIENCES CORP.		SANDRA BOENISCH

By:	/s/Christopher Missling	/s/Sandra Boenisch

Name:	Christopher U. Missling, Ph.D.

Title:	CEO